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Exhibit 7(a)2

FINANCIAL STATEMENTS
GLOBAL EXPANDED METALS, INC.
December 31, 1999

Financial Statements

GLOBAL EXPANDED METALS, INC.

December 31, 1999

CONTENTS:

INDEPENDENT AUDITORS' REPORT

To the Stockholders
Global Expanded Metals, Inc.

We have audited the balance sheet of Global Expanded Metals, Inc. as of December 31, 1999, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Expanded Metals, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

SMITH & RADIGAN

Atlanta, Georgia
January 24, 2000

Balance Sheet

GLOBAL EXPANDED METALS, INC.

December 31, 1999

ASSETS
CURRENT ASSETS
Cash	$136,192
Accounts receivable	408,829
Inventory	451,244
Prepaid insurance	14,286

TOTAL CURRENT ASSETS	1,010,551
PROPERTY AND EQUIPMENT
Machinery and equipment	2,480,767
Building improvements	109,928
Computer equipment	66,669
Furniture and fixtures	71,639

2,729,003
Less: allowance for depreciation	(1,889,502)

839,501
OTHER ASSETS	3,600

TOTAL ASSETS	$1,853,652

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit	$210,000
Accounts payable and accrued expenses	392,603
Payroll tax payable	6,050
Merchandise credits	7,978
Commissions payable	22,210
Current maturities of long-term debt	53,328

TOTAL CURRENT LIABILITIES	692,169
LONG-TERM DEBT, less current maturities	44,828
STOCKHOLDERS' EQUITY
Common stock, par value $1 per share:
Authorized—100,000 shares
Issued and outstanding—1,000 shares	1,000
Retained earnings	1,115,655

1,116,655

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,853,652

The Notes to Financial Statements are an integral part of these Statements.

Statement of Income and Retained Earnings

GLOBAL EXPANDED METALS, INC.

For the Year Ended December 31, 1999

SALES	$7,662,442
LESS: freight and allowances	64,334

7,598,108
COST OF GOODS SOLD	5,769,570

GROSS PROFIT	1,828,538
OPERATING EXPENSES
General and administrative expenses	833,790
Marketing expenses	206,461

1,040,251

INCOME FROM OPERATIONS	788,287
OTHER INCOME (EXPENSES)
Interest income	466
Interest expense	(41,824)
Loss on sale of fixed assets	(12,391)
Other expenses	(131,477)

(185,226)

NET INCOME	603,061
DISTRIBUTIONS	(550,504)
RETAINED EARNINGS AT THE BEGINNING OF THE YEAR	1,063,098

RETAINED EARNINGS AT THE END OF THE YEAR	$1,115,655

The Notes to Financial Statements are an integral part of these Statements.

Statement of Cash Flows

GLOBAL EXPANDED METALS, INC.

For the Year Ended December 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$603,061
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of fixed assets	12,391
Depreciation	176,471
Decrease (increase) in:
Accounts receivable	(182,703)
Inventory	55,071
Other assets	(3,247)
Increase (decrease) in:
Accounts payable	(98,444)
Other liabilities	(357)
Commission and merchandise credits	(6,783)

Total adjustments	(47,601)

Net cash provided by operating activities	555,460
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of equipment	67,359
Purchase of equipment	(81,447)

Net cash used by financing activities	(14,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	(40,000)
Payments on long-term debt	(61,844)
Distributions paid	(550,504)

Net cash used by financing activities	(652,348)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(110,976)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	247,168

CASH AND CASH EQUIVALENTS AT END OF YEAR	$136,192

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$41,824

The Notes to Financial Statements are an integral part of these Statements.

Notes to Financial Statements

GLOBAL EXPANDED METALS, INC.

December 31, 1999

Note A—Summary of Significant Accounting Policies

  Organization

Global Expanded Metals, Inc. ("the Company") was incorporated in 1988 in the State of Georgia. The Company manufactures expanded metal products. The Company's nationwide sales force sells throughout the United States and Mexico.

The Company has elected, with the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company is not subject to federal corporate income taxes. Instead, the stockholders include the Company's taxable income or loss in their respective individual income tax returns.

  Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less from the date of purchase. These amounts are stated at cost, which approximates fair value due to their short-term nature.

  Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method.

  Property and Equipment

Property and equipment are stated at cost. Expenditures for normal maintenance and repairs are charged to expense when incurred, while expenditures for renewals and betterments are capitalized. Costs incurred with the development of software are capitalized when the determination is made that the software being developed will be used. Depreciation is computed using the straight-line method over the useful lives of the assets, which range from five to seven years for furniture, equipment and vehicles and thirty-nine years for real property improvements.

Depreciation expense was $176,471 for the year ended December 31, 1999.

  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B—Inventories

A summary of inventory at December 31, 1999 is as follows:

Raw materials	$365,092
Work-in-process	50,088
Finished goods	36,064

Total	$451,244

Note C—Line of Credit

The Company has obtained a revolving line of credit from a bank. The line of credit provides for a credit commitment of $1,250,000 through May 31, 2000. Interest is payable monthly based on the bank's prime rate. The note is secured by substantially all of the assets of the Company. On December 31, 1999, the outstanding balance on the line of credit was $210,000. The bank's prime rate at December 31, 1999 was eight and one-half percent.

Note D—Long-term Notes Payable

A summary of long-term notes payable at December 31, 1999 is as follows:

Note payable to a bank, secured by equipment. The note provides for monthly principal payments of $5,003 through December 14, 2001 including interest which accrues at 7.75%	$98,156
Less: current maturities	53,328

Long-term note payable	$44,828

Future maturities of long-term debt are as follows:

Year Ending December 31,	Amount
2000	$53,328
2001	44,828

$98,156

Note E—Related Party Transaction

For the year ended December 31, 1999, the Company sold finished goods in the approximate amounts of $2,700,000, to an affiliated company. During the year ended December 31, 1999, the Company paid management fees to the affiliated company of $89,200. The Company paid travel and transportation charges of $36,000 for the year ended December 31, 1999 to the affiliated company. The Company had a receivable from an affiliated company of $14,849 at December 31, 1999.

The Company leases their production facility from a company owned by a stockholder of the Company for $252,000 per year. The Company has subleased a portion of the building to the affiliated company for $138,600 for the year ended December 31, 1999.

Note F—Contingencies and Commitments

  Leases

The Company leases buildings and equipment under noncancelable operating leases. The future lease obligations are as follows:

	Building	Equipment	Total
2000	$252,000	$7,746	$259,746
2001	-0-	1,246	1,246

	$252,000	$8,992	$260,992

Rental expense was $259,746 before receiving rental income of $138,600 for the year ended December 31, 1999.

  Concentration of Credit Risk

During 1999, approximately $7,662,000 (sixty-seven percent) of the Company's revenues were attributable to two major customers. At December 31, 1999, approximately $77,783 (twenty-one percent) of the accounts receivable balance was attributable to the two major customers.

The Company frequently maintains deposits with financial institutions in excess of FDIC insurance coverage limitations in the ordinary course of operations.

  401(k) Retirement Plan

The Company has entered into a 401(k) retirement plan agreement. The plan covers all qualified employees as defined under the agreement. The Company can make discretionary contributions to the plan. Vesting for participants' contributions is immediate and Company's discretionary contributions are one-hundred percent vested after five years of service. The Company made no discretionary contributions for the years ended December 31, 1999.

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FINANCIAL STATEMENTS GLOBAL EXPANDED METALS, INC. December 31, 1999
INDEPENDENT AUDITORS' REPORT